Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
February 15, 2006
The issuer has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000.
The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

2 2006

Forward-Looking Statements
This presentation may contain “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward-
looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to, the risks inherent and specific to the oil and gas industry and risks that effect businesses in general. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s reports on file with the United States Securities and Exchange Commission.
Forward-looking statements are based on the estimate and opinion of the
Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstance or management’s estimates or opinions change.

The First Six Months…..
Drilling Success
Production Increases
Proved Reserve Additions
Increased Acreage Inventory
Increased Drilling Inventory
Increased Technical Staff
Achieve Public Company Status on Schedule

New Independent Established
Acquired from Calpine in July 2005 via 144A Equity
Placement
Quality Asset Base-Under Developed Due to Capital
Constraints Imposed by Calpine
Reserves Concentrated in Sacramento Basin and
South Texas
Large Inventory of Projects to Drill Immediately:
560 identified drilling opportunities
Drilled 29 Wells in Second Half of 2005
Budgeted to Drill 188 Wells in 2006

New Independent Established (cont.)
Initial Capitalization
$725 Million from 45.3 Million Common Shares
issued at $16
$225 Million Secured Revolver
$100 Million Term Loan Financing
$75 Million from Underwriter’s Over-Allotment of 4.7
Million Common Shares issued at $16

7 Total 379 BCFE 96% Gas Proved Reserves (at 12/31/05)

Proved Reserve Values
(at 12/31/05)
Sacramento
Basin
47%
Gulf of Mexico
Offshore
7%
State
Waters
1%
Other
Onshore
7%
Rockies
1%
Perdido
3%
Lobo
34%
96% gas
90% operated
10 year RLI
65% developed
Reserves = 379 Bcfe
PV10 = $1.4 Billion
(i) includes cured non-consent properties awaiting transfer of record title (13.6 BCFE and $49.6 million PV10)
(ii) SEC price deck methodology using Henry Hub cash price of $10.08/MMBtu on December 31, 2005 which nets to $8.71/MCFE after adjustments

50.0
$ .19
$9.3
5.7
3.3
21.7
17.9
$57.9
$8.21
Million Average Shares Outstanding
/share EPS
Net Income
Federal Income Tax Expense
Interest Expense
DD&A
Cost/Expenses
MM Revenues
/Mcfe Average Realized Price
Financial Summary
Quarter Ended September 30, 2005

Quarter Ended September 30, 2005
21.7 DD&A
$ 7.9
(28.2)
$36.1
3.4
1.7
$9.3
MM Available Cash
Capital Expenditures
MM Discretionary Cash Flow
Deferred Taxes
Other Non Cash Items
MM Net Income
Cash Available

11 Quarter Ended September 30, 2005 Adjustments: $36.1 ($28.3) $64.4 MM Discretionary Cash Flow Working Capital MM Net Cash provided by Operating Activities Reconciliation of GAAP to Non-GAAP Measure

Capitalization
690,000 655,000 Shareholders’ equity
$930,000 $980,000 Total capitalization
$165,000 $225,000 Revolving credit facility
75,000 100,000 Subordinated term loan
240,000 325,000 Total debt
Debt:
Sept. 30, 2005 July 7, 2005

Hedge Position
(MMbtu/day)
-- -- -- $14.00 -- Ceiling
-- -- -- $8.83 -- Floor
Average Price
-- -- -- 10,000 -- TOTAL
-- -- -- 7,000 -- Houston Ship Channel
-- -- -- 3,000 -- PG & City Gate
Collars
$6.99 $7.30 $7.62 $7.92 $7.39 Average Price
26,141 30,876 36,300 45,000 52,000 TOTAL
3,950 4,583 5,232 6,372 7,050 Tennessee Zone 0
9,216 10,693 12,208 14,868 16,450 Houston Ship Channel
12,975 15,600 18,860 23,760 28,500 PG&E – City Gate
Fixed Price Swaps
2009 2008 2007 2006 2005

Calpine Bankruptcy Issues
Fraudulent Transfer
Representation of Solvency
Market Pricing Structure
Cured non-consent properties awaiting transfer of
record title
$68 Million of Purchase Price retained *
$49.6 Million of PV 10 **
** SEC price deck methodology using Henry Hub cash price of $10.08/MMBtu on December 31, 2005 which nets to $8.71/MCFE after adjustments
* Excludes certain properties subject to a third party preferential purchase right

Rosetta Gas Sales to Calpine
Gas sales to Calpine have been continuous since
July 7, 2005
Gas sold at spot market price in California
Calpine posts cash collateral mitigating credit risk
Rosetta has alternate sales options (liquid PG&E market)
Sacramento Basin (Rio Vista) gas sold to Calpine
through 2009

Proved Reserve Activity
(First 6 Months)
375
BCFE
379
BCFE
14 BCFE
18 BCFE
As of July 1, 2005*
2nd Half 2005
Production*
2nd Half Net Proved
Additions
As of 12/31/05*
127% of Production
Replaced
*includes cured non-consent properties awaiting transfer of record title (13.6 BCFE) and excludes pref. right properties

Significant Production Increase
As New Independent
Average 2nd
Quarter 2005
Current Jan 2006
Exit Rate
21%
81 Mmcfe/d
98 Mmcfe/d
*includes cured non-consent properties awaiting transfer of record title (3.3 Mmcfe/d) and excludes pref. right properties

Post Closing Activity
Wells Drilled 29 gross, 20 net
Success Rate 83% gross, 81% net
Recompletions/ Workovers Performed 53 gross, 41 net
Net Acres Purchased & Negotiated 62,024
Increased Drillable Locations 15%
Increased Production 20%
Replaced 127% of Production

19 2006 Goals 188 Wells - Drill $199 MM Capital Expenditures 120 MMCFE/Day Avg. Production 68 Wells - Recompletions/Workovers Well Activity

20 Operational Update

Sacramento Basin
Rio Vista Field
Rio Vista is the largest gas field in California, 7th largest basin in lower 48
Rosetta is the dominant operator in the Sacramento Basin
California Energy Commission assigns 419 Bcfe
(a)
proved reserves to Rio Vista,
2.5x Rosetta’s estimated proved reserves of 162 Bcfe
16 Current productive horizons from 2,000 ft. to 10,000 ft.
Company has 167 producing wells and owns approximately 72,000 net acres
Current net production is 34 MMCFE/Day
330 square miles of 3D and 1,800 miles of 2D seismic data
Large potential upside with 123 identified locations (proved and additional development)
Plan to drill 35 wells in 2006
Over 80 catalogued leads and prospects including by-passed pay opportunities
Second half of 2005 - 9 successful workovers
Recently drilled four successful wells
2 rigs active
(a) Source: California Energy Commission.

22 Sacramento Basin Type Log (Log 2,000 – 10,000 ft.)

23 Sac Basin 2006 Drilling Locations Rio Vista Gas Unit

Rocky Mountains
DJ Basin
100% Working Interest - Operated
Producing formation – Niobrara chalk at 2,500 feet
Company owns 51,700 net acres in this northeast Colorado
shallow gas play
16 wells were drilled in 2005 with 11 successful
Expect to drill approx. 213 additional locations on our existing leases and leases under negotiations with 70 planned in 2006
This 3D supported play has been approved for 40 acre drilling spacing
Drilling and completion cost per well is $200,000
Current net production is 0.5 MMCFE/Day growing to 1.5 by
February 2006 when all are connected to system

25 DJ Basin - Niobrara Project

Rocky Mountains
San Juan Basin
San Juan Basin is the second most prolific gas producing
region in North America with 34 TCF of production - 14 TCF
from the Fruitland Coal CBM
7,436 net acres with Fruitland Coal potential at 1,600 feet
100% working interest
Company has identified 44 drillable development locations
Drilling and completion costs of $250,000 per well

27 San Juan Basin - Bisti and Juniper

Rocky Mountains
Uinta Basin
We are actively pursuing an emerging Mesa Verde and
Wasatch basin-centered gas play in Eastern Utah at depths
ranging from 6,500-7,500 feet
This play is similar to the adjacent Piceance Basin where
the Company had significant success
The Company has 2,826 net acres under lease in the Coyote
Wash Prospect; Eastern Uinta Basin
100% working interest
35 drillable locations

29 Uinta Basin – Big Valley Prospect

S. Callaghan Ranch
Schwarz Rottersman
Impac
Corazon Ranch
Clayton Sligo
Miocene and Frio Amplitude Plays
Anomalina and Vicksburg Amplitude Plays
Upper Wilcox Structural Plays
Lobo Play
Perdido Play
Middle and Lower Wilcox Plays
Sligo Reef Structural Plays
South Texas
Areas of Activity

We own 80% average working interest and operate the majority of our reserves
Lobo trend found in 1973 and has produced over 7 Tcf from 4,000 wells
Lobo produces from 8,000 ft. – 10,000 ft.
We have approximately 60,000 net acres and 81 sq. miles of 3D seismic.  We have recently added a very prospective 4,500 net acre position in the heart of the Lobo play
Major player in region
220 active operated and 100 non-operated wells
Current net production is 21.9 MMCFE/Day
Identified drilling locations:   77 proved plus 7 additional development
Plan to drill 15 wells in 2006
Wells cost $1.5 million to drill and complete
Successfully drilled our first Lobo well as Rosetta.  One rig under contract, waiting on second rig
South Texas
LOBO

South Texas
Perdido
We own a 50% non-operated working interest in approximately
21,000 acres in the Perdido Sand Trend
Horizontal drilling has been very successful in developing
these sands at 9,500 to 12,000 feet
We currently have 27 producing wells of which 5 are horizontal
Current net production is 15.3 MMCFE/Day
3 horizontal wells drilled in 2nd
Half of 2005 – all successful
All future 48 locations will be horizontal
10 wells planned for 2006

Gulf of Mexico
Working interest in 11 blocks ranging from 20% to 100% (NRI of 15% -
79%)
Current net production is 14.8 MMCFE/Day from 9 producing wells
23,640 net acres under lease
Targeting strong amplitude anomalies in the Pleistocene, Pliocene and deeper Miocene sands
Exploration joint venture in the Gulf of Mexico with Hunt Petroleum where we have jointly purchased 800 square miles of 3D seismic
2 wells drilled in 2005 - all successful
3 identified drillable locations
A recent discovery at Main Pass 118 tested 12.4 MMCF/Day and 512
BBLS/Day and is scheduled to go on production early 2nd Quarter 2006.
An additional adjacent prospect (much larger amplitude) on MP 117 will be drilled late 1st Quarter 2006. Rosetta’s W.I. = 25%.

34 Gulf of Mexico Activity Areas New Discovery Current Producer Location

We are exploring in the Vicksburg and Frio trends in Galveston
Bay, Texas, pursuing sands that exhibit strong hydrocarbon
indicators on 3-D seismic
Three successful wells have been drilled.  ST100 # 1 well is still flowing 10 MMCF/Day, 130 barrels a day with 3,400 psi
pressure.  ST100 #2 well is being recompleted, and ST 251 #5 is a discovery being drilled deeper for additional target
Current net production is 4.6 MMCFE/Day
Texas
State Waters

36 Texas State Waters

37 Conclusion

38 Conclusion Build on momentum of successful 2005 2nd Half Large inventory of organic growth Strong capitalization to support growth plan Seek strategic acquisitions